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                                                                      EXHIBIT 11

                                  GenCorp Inc.
                    Computation of Earnings Per Common Share

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
                                                                       Unaudited                               Unaudited
                                                                  THREE MONTHS ENDED                       SIX MONTHS ENDED
                                                                ----------------------                   --------------------
                                                                May 31,        May 31,                   May 31,      May 31,
                                                                 1996            1995                     1996         1995
                                                                ------          ------                   ------       -----
EARNINGS (Dollars in Millions)

Net Income for Primary Earnings
    Per Share                                                 $    14.1        $    16.3             $     2.4        $    23.3

Tax Affected Interest Expense
    Applicable to 8% Convertible
    Subordinated Debentures                                         1.4              1.4                   2.8              2.8
                                                              ---------        ---------             ---------        ---------

Net Income for Fully Diluted Earnings
    Per Share                                                 $    15.5        $    17.7             $     5.2        $    26.1
                                                              =========        =========             =========        =========


SHARES (In Thousands)

Weighted Average Number of Common
    Shares Outstanding for Primary
    Earnings Per Share (See Note B)                              33,632           32,533                33,592           32,397

Additional Shares Issuable Under Stock
    Options for Fully Diluted Earnings Per
    Share                                                           201                -                   236                -

Assuming Conversion of 8% Convertible
    Subordinated Debentures                                       7,158            7,158                 7,158            7,158
                                                              ---------        ---------              --------         --------

Weighted Average Number of Common
    Shares Outstanding for Fully Diluted
    Earnings Per Share                                           40,991           39,691                40,986           39,555
                                                              =========        =========             =========        =========


EARNINGS PER SHARE

Primary:                                                      $     .42        $    .50              $     .07        $     .72
                                                              =========        ========              =========        =========

Fully Diluted:                                                $     .38        $    .45              $     .07        $     .66
                                                              =========        ========              =========        =========
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